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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	PSC, S.A. (Last) (First) (Middle)		PriceSmart, Inc. (PSMT)

	P.O. Box 0832-1384 World Trade Center (Street)	4.	Statement for Month/Day/Year				5.	If Amendment, Date of Original (Month/Day/Year)
			9/26/2002

		6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Panama Republic of Panama (City) (State) (Zip)		☐	Director	☒	10% Owner		☐ Form Filed by One Reporting Person
			☐	Officer (give title below)				☒ Form Filed by More than One Reporting Person
			☐	Other (specify below)

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2A.	Deemed Execution Date, if any (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Sec- urities Beneficially Owned Following Reported Trans- action(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	Common Stock, $.0001 par value per share		9/26/02				P			79,313 (1)	A	$33.50		758,813 (1)		D (1)

	Common Stock, $.0001 par value per share		9/26/02				P			79,313 (2)	A	$33.50		758,813 (2)		I		By PSC, S.A. (2)

	Common Stock, $.0001 par value per share		9/26/02				P			79,313 (3)	A	$33.50		758,813 (3)		I		By PSC, S.A.(3)

	Common Stock, $.0001 par value per share		9/26/02				P			79,313 (4)	A	$33.50		758,813 (4)		I		By PSC, S.A.(4)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

Explanation of Responses:

(1) These securities are owned directly by PSC, S.A.

(2) These securities are owned indirectly by Mario Rapaccioli. The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(3) These securities are owned indirectly by John Keith. The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(4) These securities are owned indirectly by Alberto Bonetti. The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

/s/ Edgar A. Zurcher	9/30/2002
**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

FORM 4 APPENDIX

Name and Address of Reporting Person:

Mario Rapaccioli
P.O. Box 0832-1384 World Trade Center
Panama, Republic of Panama

Signature:

/s/ MARIO RAPACCIOLI

Mario Rapaccioli

Designated Filer: PSC, S.A.
Date of Event Requiring Statement: 9/26/2002
Issuer Name and Ticker or Trading Symbol: PriceSmart, Inc. (PSMT)

Name and Address of Reporting Person:

John Keith
P.O. Box 0832-1384 World Trade Center
Panama, Republic of Panama

Signature:

/s/ JOHN KEITH

John Keith

Designated Filer: PSC, S.A.
Date of Event Requiring Statement: 9/26/2002
Issuer Name and Ticker or Trading Symbol: PriceSmart, Inc. (PSMT)

Name and Address of Reporting Person:

Alberto Bonetti
P.O. Box 0832-1384 World Trade Center
Panama, Republic of Panama

Signature:

/s/ ALBERTO BONETTI

Alberto Bonetti

Designated Filer: PSC, S.A.
Date of Event Requiring Statement: 9/26/2002
Issuer Name and Ticker or Trading Symbol: PriceSmart, Inc. (PSMT)